Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	July 21, 2017
CONTACT:	Thomas D. Cestare
Executive Vice President and Chief Financial Officer
PHONE:	(215) 864-6009

BENEFICIAL BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS AND CASH DIVIDEND TO SHAREHOLDERS

PHILADELPHIA, PENNSYLVANIA, July 21, 2017 — Beneficial Bancorp, Inc. (“Beneficial”) (NASDAQ GS: BNCL), the parent company of Beneficial Bank (the “Bank”), today announced its financial results for the three and six months ended June 30, 2017.  Beneficial recorded net income of $9.5 million and $17.8 million, or $0.13 and $0.24 per diluted share, for the three and six months ended June 30, 2017, respectively, compared to net income of $2.7 million and $7.8 million, or $0.04 and $0.10 per diluted share, for the three and six months ended June 30, 2016.  Net income for the three and six months ended June 30, 2016 included $8.6 million and $9.5 million, respectively, of merger and restructuring charges related to the acquisition of Conestoga Bank (“Conestoga”) and the Bank’s expense management reduction program.

On July 20, 2017, the Company declared a cash dividend of 6 cents per share, payable on or after August 11, 2017, to common shareholders of record at the close of business on August 1, 2017.

Highlights for the three and six months ended June 30, 2017, are as follows:

•                                          Net interest margin totaled 3.07% and 3.06% for the three and six months ended June 30, 2017 compared to 3.08% and 2.96% for the same periods in 2016, respectively.  Net interest margin year over year has benefited from organic loan growth, the impact of the Conestoga acquisition, and continued improvement in the mix of our balance sheet.

•                                          Net interest income increased $11.5 million, or 16.2%, to $82.5 million for the six months ended June 30, 2017, compared to $71.0 million for the same period in 2016, primarily due to the Conestoga acquisition and organic growth in our loan portfolio.

•                                          During the six months ended June 30, 2017, our loan portfolio increased $84.2 million, representing 4.2% annualized loan growth, due primarily to 11.2% growth in our commercial loan portfolio.

•                                          During the three and six months ended June 30, 2017, the Company recorded a $360 thousand and a $1.0 million net gain on the sale of $4.0 million and $11.3 million of the guaranteed portion of SBA loans, respectively.

•                                          Charge-offs continue to remain low.  Net charge-offs for the six months ended June 30, 2017, totaled $1.3 million, or 6 basis points annualized of average loans, compared to net charge-offs of $981 thousand, or 6 basis points annualized of average loans, in the same period in the 2016.

•                                          Asset quality metrics continued to remain strong with non-performing assets (excluding student loans) to total assets of 0.37% as of June 30, 2017.  Our allowance for loan losses totaled $43.4 million, or 1.06% of total loans, as of June 30, 2017, compared to $43.3 million, or 1.08% of total loans, as of December 31, 2016.

•                                          During the six months ended June 30, 2017, the Company purchased 503,600 shares under its previously announced stock repurchase plan.  Our tangible capital to tangible assets decreased to 15.17% at June 30, 2017, compared to 15.95% at June 30, 2016.  The decrease in this ratio can be attributed to share repurchases and cash dividends.  Tangible book value per share totaled $11.31 at June 30, 2017.

Gerard Cuddy, Beneficial’s President and CEO, stated “Overall economic activity slowed in our markets during the quarter, which reduced overall loan demand.  However, our investments in our commercial lending team over the past few years drove strong commercial lending growth in the first half of the year.  Our focus remains on employee engagement, a superior customer experience, prudent capital management and organic growth to continue to improve the financial performance of our organization.”

Balance Sheet

Total assets increased $90.4 million, or 1.6%, to $5.83 billion at June 30, 2017, compared to $5.74 billion at December 31, 2016.  The increase in total assets was primarily due to an increase in cash and cash equivalents and loan growth, partially offset by a decline in investment securities.

Cash and cash equivalents increased $96.4 million to $383.4 million at June 30, 2017, from $287.0 million at December 31, 2016.  The increase in cash and cash equivalents was primarily driven by growth in deposits and an increase in borrowed funds to meet projected future liquidity needs and secure lower funding rates.

Investments decreased $84.9 million, or 7.9%, to $990.4 million at June 30, 2017, compared to $1.08 billion at December 31, 2016, as we continued to focus on improving our balance sheet mix by reducing the percentage of our assets in investments and growing our loan portfolio.  We continue to focus on maintaining a high quality investment portfolio that provides a steady stream of cash flows both in the current and in rising interest rate environments.

Loans increased $84.2 million, or 4.2% annualized growth, to $4.09 billion at June 30, 2017, from $4.01 billion at December 31, 2016.  The increase in loans was primarily due to organic growth of 11.2% in our commercial loan portfolio offset by a $58.7 million decrease in our consumer loan portfolio due primarily to a decrease in indirect auto loans.  As previously disclosed, we decided to exit the indirect lending business in the first quarter of 2017.

Deposits increased $26.8 million, or 1.3% annualized growth, to $4.19 billion at June 30, 2017, from $4.16 billion at December 31, 2016.  Deposit growth was primarily achieved through organic core deposit growth of $42.6 million in savings accounts.

Borrowings increased $50.0 million to $540.4 million at June 30, 2017, and are being used as a low cost funding source to replace higher cost brokered CDs and fund organic loan growth.

Stockholders’ equity increased $16.4 million, or 1.6%, to $1.03 billion at June 30, 2017, from $1.01 billion at December 31, 2016.  The increase in stockholders’ equity was primarily due to net income of $17.8 million as well as the issuance of 943,640 shares from the exercise of stock options resulting in an increase in additional paid in capital, partially offset by the declaration of cash dividends and stock repurchases during the first half of 2017.

Net Interest Income

For the three months ended June 30, 2017, net interest income was $41.8 million, an increase of $3.0 million, or 7.7%, from the three months ended June 30, 2016. The increase in net interest income was primarily due to improvement in our balance sheet mix and related interest earning assets with growth occurring in our higher yielding loan portfolio with a reduction in investments.  The net interest margin totaled 3.07% for the three months ended June 30, 2017 as compared to 3.08% for the same period in 2016. During the quarter ended June 30, 2017, the net interest margin was negatively impacted 9 basis points by higher cash levels as we have established excess liquidity to secure lower funding costs to meet our future projected liquidity needs.  We expect cash levels to decrease during the remainder of the year as we fund future loan growth.

For the six months ended June 30, 2017, Beneficial reported net interest income of $82.5 million, an increase of $11.5 million, or 16.2%, from the six months ended June 30, 2016. The increase in net interest income was primarily due to the acquisition of Conestoga during the second quarter of 2016 and strong organic loan growth.  Our net interest margin increased to 3.06% for the six months ended June 30, 2017, from 2.96% for the same period in 2016.

Non-interest Income

For the three months ended June 30, 2017, non-interest income totaled $7.4 million, an increase of $1.4 million, or 23.3%, from the three months ended June 30, 2016.  The increase was primarily due to a $620 thousand increase in income from bank-owned life insurance, a $360 thousand net gain on the sale of $4.0 million of SBA loans recorded during the three months ended June 30, 2017, a $156 thousand increase in interchange fee income, and a $154 thousand increase in limited partnership earnings.

For the six months ended June 30, 2017, non-interest income totaled $14.5 million, an increase of $3.1 million, or 27.5%, from the six months ended June 30, 2016.  The increase was primarily due to a $1.0 million net gain on the sale of $11.3 million of SBA loans recorded during the six months ended June 30, 2017, a $458 thousand increase in income from bank-owned life insurance, a $449 thousand increase in interchange fee income, and a $403 thousand increase in limited partnership earnings.

Non-interest Expense

For the three months ended June 30, 2017, non-interest expense totaled $34.2 million, a decrease of $5.8 million, or 14.6%, from the three months ended June 30, 2016.  The decrease in non-interest expense was primarily due to $8.6 million of merger and restructuring charges related to the acquisition of Conestoga and the Bank’s April 2016 expense management reduction program recorded during the three months ended June 30, 2016.  This decrease to non-interest expense was partially offset by an increase in salaries and employee benefits of $2.0 million due primarily due to increased  costs of $1.6 million associated with equity awards granted under the 2016 Omnibus Incentive Plan as well as annual merit increases.

For the six months ended June 30, 2017, non-interest expense totaled $69.6 million, a decrease of $806 thousand, or 1.1%, from the six months ended June 30, 2016. The decrease in non-interest expense was primarily due to $9.5 million of merger and restructuring charges related to the acquisition of Conestoga and the Bank’s April 2016 expense management reduction program recorded during the six month ended June 30, 2016.  This decrease to non-interest expense was partially offset by an increase in salaries and employee benefits of $5.0 million due primarily to increased costs of $3.4 million associated with equity awards granted under the 2016 Omnibus Incentive Plan as well as annual merit increases. The decrease in non-interest expense during the six months ended June 30, 2017 was also offset by a $528 thousand increase in occupancy expense related to the acquisition of Conestoga and a $339 thousand increase in marketing expense.

Income Taxes

For the three months ended June 30, 2017, we recorded a provision for income taxes of $4.7 million, reflecting an effective tax rate of 33.3%, compared to a provision for income taxes of $2.0 million, reflecting an effective tax rate of 42.0% for the three months ended June 30, 2016.  For the six months ended June 30, 2017, we recorded a provision for income taxes of $8.2 million, reflecting an effective tax rate of 31.6%, compared to a provision for income taxes of $4.2 million, reflecting an effective tax rate of 35.2%, for the six months ended June 30, 2016.  The 2017 effective tax rate was primarily lowered by the impact of excess tax benefits recorded to income tax expense in 2017 associated with stock based compensation.  Management believes the effective tax rate for the remainder of 2017 will likely remain closer to the 35.0% statutory tax rate.

Asset Quality

Non-accruing loans, excluding government guaranteed student loans, increased $9.1 million to $21.2 million at June 30, 2017, compared to $12.1 million at December 31, 2016.  Our ratio of non-performing assets to total assets, excluding government guaranteed student loans, increased to 0.37% at June 30, 2017, compared to 0.22% at December 31, 2016.  The increase in non-accruing loans can primarily be attributed to the downgrade to doubtful and change to non-accrual of a $9.5 million shared national credit during the first quarter of 2017.  The Company has reviewed the status of this shared national credit and determined that no charge off or specific reserves were required as of June 30, 2017.

As a result of loan growth and charge-offs during the quarter, we recorded a $750 thousand and $1.4 million provision for loan losses during the three and six months ended June 30, 2017, respectively.

Our allowance for loan losses totaled $43.4 million, or 1.06% of total loans, as of June 30, 2017, compared to $43.1 million, or 1.06% of total loans, as of March 31, 2017, and $43.3 million, or 1.08% of total loans, as of December 31, 2016.

Capital

Beneficial’s and the Bank’s capital position remains strong relative to current regulatory requirements. Beneficial and the Bank continue to have substantial liquidity that has been retained in cash or invested in high quality government-backed securities. As of June 30, 2017, Beneficial’s tangible capital to tangible assets totaled 15.17%. In addition, at June 30, 2017, we had the ability to borrow up to $2.1 billion combined from the Federal Home Loan Bank of Pittsburgh and the Federal Reserve Bank of Philadelphia. Beneficial’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	6/30/2017	12/31/2016	6/30/2016	Capitalized Ratio	6/30/2017

Tier 1 Leverage (to average assets)	16.06%	16.15%	17.00%	5.0%	$624,277
Common Equity Tier 1 Capital (to risk weighted assets)	20.88%	21.45%	22.32%	6.5%	607,067
Tier 1 Capital (to risk weighted assets)	21.47%	22.06%	22.94%	8.0%	568,761
Total Capital Ratio (to risk weighted assets)	22.51%	23.14%	24.09%	10.0%	528,060

The Bank’s capital ratios are considered to be well capitalized and are as follows:

				Minimum Well	Excess Capital
	6/30/2017	12/31/2016	6/30/2016	Capitalized Ratio	6/30/2017

Tier 1 Leverage (to average assets)	14.75%	14.76%	15.15%	5.0%	$550,236
Common Equity Tier 1 Capital (to risk weighted assets)	19.74%	20.17%	20.45%	6.5%	558,227
Tier 1 Capital (to risk weighted assets)	19.74%	20.17%	20.45%	8.0%	494,963
Total Capital Ratio (to risk weighted assets)	20.77%	21.25%	21.61%	10.0%	454,276

Maintaining strong capital levels remains one of our top priorities.  Our capital levels are in excess of well capitalized levels under Basel III regulatory requirements.

About Beneficial Bancorp, Inc.

Beneficial is a community-based, diversified financial services company providing consumer and commercial banking services. Its principal subsidiary, Beneficial Bank, has served individuals and businesses in the Delaware Valley area since 1853. The Bank is the oldest and largest bank headquartered in Philadelphia, Pennsylvania, with 62 offices in the greater Philadelphia and South New Jersey regions. Insurance services are offered through Beneficial Insurance Services, LLC and wealth management services are offered through the Beneficial Advisors, LLC, both wholly owned subsidiaries of the Bank. Equipment leasing services are offered through Beneficial Equipment Leasing Corporation, which is a wholly owned subsidiary of the Bank.  For more information about the Bank and Beneficial, please visit www.thebeneficial.com.

Forward Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows, changes in the quality or composition of Beneficial’s loan or investment portfolios, our ability to successfully integrate the assets, liabilities, customers, systems and employees of Conestoga Bank into our operations and our ability to realize related revenue synergies and cost savings within expected time frames. Additionally, other risks and uncertainties may be described in Beneficial’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, Beneficial assumes no obligation to update any forward-looking statements.

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except share amounts)

	June 30,	March 31,	December 31,	June 30,
	2017	2017	2016	2016
ASSETS:
Cash and cash equivalents:
Cash and due from banks	$50,078	$45,777	$45,791	$51,622
Interest-bearing deposits	333,306	374,302	241,255	51,868
Total cash and cash equivalents	383,384	420,079	287,046	103,490

Investment securities:
Available-for-sale	427,174	438,467	451,544	576,374
Held-to-maturity	540,057	559,441	602,529	642,826
Federal Home Loan Bank stock, at cost	23,210	23,231	21,231	16,431
Total investment securities	990,441	1,021,139	1,075,304	1,235,631

Loans and leases:	4,094,732	4,056,262	4,010,568	3,798,493
Allowance for loan and lease losses	(43,350)	(43,095)	(43,261)	(44,519)
Net loans and leases	4,051,382	4,013,167	3,967,307	3,753,974

Accrued interest receivable	16,897	16,715	16,635	16,314

Bank premises and equipment, net	72,982	74,302	75,444	77,842

Other assets:
Goodwill	169,002	169,002	169,125	169,239
Bank owned life insurance	80,952	79,891	80,664	79,612
Other intangibles	3,309	3,878	4,446	5,605
Other assets	60,614	63,646	62,622	72,382
Total other assets	313,877	316,417	316,857	326,838
Total assets	$5,828,963	$5,861,819	$5,738,593	$5,514,089

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Liabilities:
Deposits:
Non-interest bearing deposits	$568,391	$539,987	$518,294	$505,029
Interest bearing deposits	3,616,645	3,678,869	3,639,894	3,535,542
Total deposits	4,185,036	4,218,856	4,158,188	4,040,571
Borrowed funds	540,432	540,427	490,423	370,414
Other liabilities	73,291	72,570	76,226	76,788
Total liabilities	4,798,759	4,831,853	4,724,837	4,487,773
Commitments and contingencies
Stockholders’ equity:
Preferred stock — $.01 par value	—	—	—	—
Common stock — $.01 par value	843	842	834	832
Additional paid-in capital	789,356	784,245	772,925	762,685
Unearned common stock held by employee stock ownership plan	(28,312)	(28,929)	(29,546)	(30,780)
Retained earnings	408,162	403,093	399,620	390,722
Accumulated other comprehensive loss, net	(24,483)	(25,345)	(25,833)	(17,001)
Treasury stock, at cost	(115,362)	(103,940)	(104,244)	(80,142)
Total stockholders’ equity	1,030,204	1,029,966	1,013,756	1,026,316
Total liabilities and stockholders’ equity	$5,828,963	$5,861,819	$5,738,593	$5,514,089

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share amounts)

	For the Three Months Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
INTEREST INCOME:
Interest and fees on loans and leases	$42,211	$41,487	$37,743	$83,698	$67,733
Interest on overnight investments	897	529	161	1,426	421
Interest and dividends on investment securities:
Taxable	5,416	5,356	6,166	10,773	12,525
Tax-exempt	18	22	325	40	650
Total interest income	48,542	47,394	44,395	95,937	81,329

INTEREST EXPENSE:
Interest on deposits:
Interest bearing checking accounts	617	602	556	1,219	1,022
Money market and savings deposits	1,491	1,461	1,503	2,952	2,825
Time deposits	2,310	2,187	1,886	4,497	3,515
Total	4,418	4,250	3,945	8,668	7,362
Interest on borrowed funds	2,367	2,370	1,674	4,737	2,952
Total interest expense	6,785	6,620	5,619	13,405	10,314
Net interest income	41,757	40,774	38,776	82,532	71,015
Provision for loan losses	750	600	—	1,350	—
Net interest income after provision for loan losses	41,007	40,174	38,776	81,182	71,015

NON-INTEREST INCOME:
Insurance and advisory commission and fee income	1,626	2,093	1,539	3,719	3,530
Service charges and other income	5,353	4,099	4,383	9,451	7,768
Mortgage banking and SBA income	444	879	101	1,323	73
Net loss on sale of investment securities	(3)	(3)	(4)	(6)	(8)
Total non-interest income	7,420	7,068	6,019	14,487	11,363

NON-INTEREST EXPENSE:
Salaries and employee benefits	18,557	18,828	16,577	37,385	32,394
Occupancy expense	2,538	2,735	2,453	5,273	4,745
Depreciation, amortization and maintenance	2,397	2,416	2,571	4,813	4,889
Marketing expense	1,039	1,102	889	2,141	1,802
Intangible amortization expense	570	568	558	1,138	1,032
FDIC insurance	438	432	625	870	1,178
Merger and restructuring charges	—	—	8,621	—	9,459
Professional fees	1,001	1,211	1,386	2,212	2,415
Classified loan and other real estate owned related expense	262	268	173	530	465
Other	7,412	7,807	6,200	15,219	12,008
Total non-interest expense	34,214	35,367	40,053	69,581	70,387

Income before income taxes	14,213	11,875	4,742	26,088	11,991
Income tax expense	4,728	3,520	1,994	8,248	4,220

NET INCOME	$9,485	$8,355	$2,748	$17,840	$7,771

EARNINGS PER SHARE — Basic	$0.13	$0.11	$0.04	$0.24	$0.11
EARNINGS PER SHARE — Diluted	$0.13	$0.11	$0.04	$0.24	$0.10

DIVIDENDS DECLARED PER SHARE	$0.06	$0.06	$—	$0.12	$—

Average common shares outstanding — Basic	70,630,256	70,041,340	71,197,288	70,337,425	73,679,901
Average common shares outstanding — Diluted	71,168,059	70,822,040	72,078,696	70,993,059	74,536,502

BENEFICIAL BANCORP, INC. AND SUBSIDIARIES

Unaudited Selected Consolidated Financial and Other Data

(Dollars in thousands)

	Three Months Ended						Six Months Ended
	June 30, 2017		March 31, 2017		June 30, 2016		June 30, 2017		June 30, 2016
	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /	Average	Yield /
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate

Investment securities:	$1,351,585	1.88%	$1,306,704	1.81%	$1,378,633	1.93%	$1,329,269	1.84%	$1,442,514	1.88%
Overnight investments	342,350	1.05%	261,607	0.82%	125,509	0.51%	302,202	0.95%	165,446	0.50%
Stock	23,211	4.66%	22,545	4.65%	14,405	4.45%	22,880	4.66%	11,707	4.42%
Other investment securities	986,024	2.09%	1,022,552	2.00%	1,238,719	2.04%	1,004,187	2.05%	1,265,361	2.04%

Loans and leases:	4,065,523	4.14%	4,063,153	4.10%	3,638,837	4.14%	4,064,344	4.12%	3,340,332	4.04%
Residential	894,754	4.02%	894,589	3.89%	788,063	4.09%	894,672	3.95%	764,500	4.10%
Commercial real estate	1,681,138	4.08%	1,642,713	4.05%	1,450,685	4.02%	1,662,032	4.07%	1,291,323	3.92%
Business and small business	861,321	4.30%	866,015	4.32%	746,406	4.32%	863,654	4.31%	643,489	4.06%
Personal	628,310	4.23%	659,836	4.17%	653,683	4.23%	643,986	4.20%	641,020	4.21%

Total interest earning assets	$5,417,108	3.57%	$5,369,857	3.54%	$5,017,470	3.53%	$5,393,613	3.56%	$4,782,846	3.39%

Deposits:	$3,647,270	0.49%	$3,654,673	0.47%	$3,511,893	0.45%	$3,650,952	0.48%	$3,328,874	0.44%
Savings	1,306,201	0.34%	1,290,405	0.34%	1,233,829	0.34%	1,298,347	0.34%	1,200,586	0.34%
Money market	443,858	0.34%	448,439	0.34%	492,471	0.38%	446,136	0.34%	460,104	0.35%
Demand	913,309	0.24%	917,011	0.24%	854,054	0.24%	915,150	0.24%	814,445	0.23%
Demand - municipals	122,547	0.22%	128,463	0.19%	129,905	0.17%	125,489	0.20%	129,425	0.14%
Total core deposits	2,785,915	0.30%	2,784,318	0.30%	2,710,259	0.31%	2,785,122	0.30%	2,604,560	0.30%

Time deposits	861,355	1.08%	870,355	1.02%	801,634	0.95%	865,830	1.05%	724,314	0.98%

Borrowings	540,429	1.73%	523,258	1.81%	306,221	2.20%	531,891	1.77%	255,123	2.33%

Total interest bearing liabilities	$4,187,699	0.65%	$4,177,931	0.64%	$3,818,114	0.59%	$4,182,843	0.65%	$3,583,997	0.58%

Non-interest bearing deposits	530,046		506,097		498,311		518,137		451,117

Net interest margin		3.07%		3.04%		3.08%		3.06%		2.96%

ASSET QUALITY INDICATORS

(Dollars in thousands)

	June 30,	March 31,	December 31,	June 30,
	2017	2017	2016	2016

Non-performing assets:
Non-accruing loans	$21,164	$23,930	$12,069	$14,500
Accruing loans past due 90 days or more	16,111	16,805	14,843	20,138
Total non-performing loans	37,275	40,735	26,912	34,638

Real estate owned	300	346	821	1,999

Total non-performing assets	$37,575	$41,081	$27,733	$36,637

Non-performing loans to total loans and leases	0.91%	1.00%	0.67%	0.91%
Non-performing assets to total assets	0.64%	0.70%	0.48%	0.66%
Non-performing assets less accruing government guaranteed student loans past due 90 days or more to total assets	0.37%	0.41%	0.22%	0.30%
ALLL to total loans and leases	1.06%	1.06%	1.08%	1.17%
ALLL to non-performing loans	116.30%	105.79%	160.75%	128.53%
ALLL to non-performing loans, excluding government guaranteed student loans	204.83%	180.09%	358.45%	307.03%

Key performance ratios (annualized) are as follows for the three and six months ended (unaudited):

	For the Three Months Ended			For the Six Months Ended
PERFORMANCE RATIOS:	June 30,	March 31,	December 31,	June 30,
(annualized)	2017	2017	2016	2017	2016
Return on average assets	0.65%	0.59%	0.53%	0.62%	0.31%
Return on average equity	3.69%	3.35%	2.97%	3.52%	1.49%
Net interest margin	3.07%	3.04%	3.00%	3.06%	2.96%
Net charge-off ratio	0.05%	0.08%	0.17%	0.06%	0.06%
Efficiency ratio	69.57%	73.92%	73.77%	71.72%	85.44%
Efficiency ratio (excluding merger & restructuring charges)	69.57%	73.92%	73.77%	71.72%	73.96%
Tangible common equity	15.17%	15.07%	15.10%	15.17%	15.95%